EXHIBIT 11

                            GENERAL ELECTRIC COMPANY
                      COMPUTATION OF PER SHARE EARNINGS <F1>


(Shares in thousands; dollar amounts, except earnings per share, in millions)

                                                                         Fully
                                                Earnings    Primary    diluted
Three months ended March 31, 1997             per common   earnings   earnings
---------------------------------                  share  per share  per share
                                               ---------- ---------- ----------
Net earnings applicable to common stock           $1,677     $1,677     $1,677
Dividend equivalents (net of tax) applicable
  to deferred incentive compensation shares            -          3          3
                                                --------   --------   --------
   Earnings for per-share calculations            $1,677     $1,680     $1,680
                                                --------   --------   --------
Average number of shares outstanding           3,285,024  3,285,024  3,285,024
Average number of deferred incentive
   compensation shares                                 -     15,160     15,160
Average stock option shares                            -     49,111     49,165
Average number of restricted stock units               -      4,473      4,473
                                              ---------- ---------- ----------
   Shares for earnings calculation             3,285,024  3,353,768  3,353,822
                                              ---------- ---------- ----------
Earnings per share                                 $0.51      $0.50      $0.50
------------------                              ========   ========   ========



Three months ended March 31, 1996
---------------------------------

Net earnings applicable to common stock           $1,517     $1,517     $1,517
Dividend equivalents (net of tax) applicable
  to deferred incentive compensation shares            -          2          2
                                                --------   --------   --------
   Earnings for per-share calculations            $1,517     $1,519     $1,519
                                                --------   --------   --------
Average number of shares outstanding           3,326,267  3,326,267  3,326,267
Average number of deferred incentive
   compensation shares                                 -     15,997     15,997
Average stock option shares                            -     40,283     41,574
Average number of restricted stock units               -      3,489      3,566
                                              ---------- ---------- ----------
   Shares for earnings calculation             3,326,267  3,386,036  3,387,404
                                              ---------- ---------- ----------
Earnings per share                                 $0.46      $0.45      $0.45
------------------                              ========   ========   ========


<F1> Adjusted for the two-for-one stock split on April 28, 1997.
